One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

GAMCO Reports 1st Quarter 2009 Fully Diluted Earnings Per Share of $0.30
Net Income for the First Quarter was $8.2 million

Rye, New York, May 6, 2009 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced first quarter 2009 earnings of $0.30 per fully diluted share versus $0.37 per fully diluted share in the first quarter 2008.  Net income was $8.2 million in the first quarter 2009 compared to $10.5 million in the first quarter 2008.  In the first quarter 2009, investment gains (non-operating) were $0.7 million versus investment losses of $5.6 million in the prior year’s quarter.  Operating income before management fee was $12.9 million in the first quarter 2009, 48.8% lower than the $25.2 million in the first quarter 2008.

The Company had adjusted cash and investments, net of debt, noncontrolling interest and mandatorily redeemable shares of $437.4 million or $15.76 per share at March 31, 2009.  Book value was $450.6 million or $16.24 per share at March 31, 2009 which excludes noncontrolling interest of $4.1 million.

Commentary

Jeffrey M. Farber, the Company’s Executive Vice President-Finance/Corporate Development and Chief Financial Officer had the following comments, “The global equity markets and the economic environment were challenging.  We are redirecting expenses with the objective of reinvesting the savings in our investment and client service efforts.”

Assets Under Management

On March 20, 2009, GAMCO distributed its shares of Teton Advisors, Inc. (“Teton”) to shareholders.  At the time of the spin-off, Teton had $374 million in Assets Under Management (AUM).  AUM comparisons that follow for GAMCO are presented excluding Teton’s AUM for the periods presented.  AUM were $18.5 billion as of March 31, 2009, 8.4% lower than December 31, 2008 AUM of $20.2 billion and 34.6% below March 31, 2008 AUM of $28.3 billion.  Equity AUM were $16.7 billion on March 31, 2009, 10.7% less than December 31, 2008 equity AUM of $18.7 billion and 37.7% below the $26.8 billion on March 31, 2008.  Significant highlights are as follows:

-	GAMCO experienced positive net asset flows for the quarter.
-	The Gabelli Global Deal Fund raised $96 million of Series A Preferred Shares through a rights offering.

-
On March 20, 2009, the Company distributed its shares of Teton to shareholders.  Each shareholder of GBL received 14.930 shares of Teton class B stock for every 1,000 shares of GBL held on the record date.  Teton, the manager of six open-end mutual funds under the GAMCO Westwood brand, had AUM of $374 million at March 20, 2009 and $450 million at December 31, 2008.

-	Our open-end equity funds AUM were $5.6 billion on March 31, 2009, 8.2% less than $6.1 billion on December 31, 2008 and 37.8% below $9.0 billion on March 31, 2008.

-	Our closed-end equity funds had AUM of $3.4 billion on March 31, 2009, down 10.5% from $3.8 billion on December 31, 2008 and 41.4% below the $5.8 billion on March 31, 2008.

-
Our institutional and private wealth management business ended the quarter with $7.5 billion in separately managed accounts, down 11.8% from the December 31, 2008 level of $8.5 billion and 35.3% lower than the $11.6 billion on March 31, 2008.

-
We have the opportunity to earn incentive fees for certain institutional client assets, assets attributable to preferred issues for our closed-end funds, assets of the Gabelli Global Deal Fund (NYSE: GDL) and investment partnership assets.  As of March 31, 2009, assets with incentive based fees were $2.5 billion, down 3.8% from the $2.6 billion on December 31, 2008 and 24.2% below the $3.3 billion on March 31, 2008.

-	Our investment partnerships AUM were $265 million on March 31, 2009 versus $295 million on December 31, 2008 and $396 million on March 31, 2008.

-
AUM in The Gabelli U.S. Treasury Fund, our 100% U.S. Treasury money market fund, ranked #2 for the 1st quarter and #2 for the last twelve months ended March 31, 2009 by Lipper based on total return, increased 20.0% to $1.8 billion on March 31, 2009, versus the $1.5 billion on December 31, 2008 and 28.6% from the March 31, 2008 AUM of $1.4 billion.

The Gabelli U.S. Treasury Fund ranked #2 out of 79 funds for the first quarter 2009, #2 out of 77 funds for the one year period, #2 out of 68 funds for the five year period and #2 out of 47 funds for the ten year period.  The rankings are based on total return over the length of the period.  Past performance is not indicative of future results.  Investment returns and yield will fluctuate. Income will be subject to federal income tax. An investment in the Fund is not guaranteed nor insured by the Federal Deposit Insurance Corporation or any government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.
Investors should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing.  You can obtain a prospectus by calling Gabelli & Company, Inc. at 1-800-GABELLI (1-800-422-3554), or by visiting http://www.gabelli.com.  Distributed by Gabelli & Company, Inc. One Corporate Center, Rye, NY 10580

Revenues

Investment advisory fees for the first quarter 2009 were $35.2 million, a decline of 38.0% from $56.8 million in the 2008 first quarter:

-	Open-end mutual fund revenues were $15.7 million versus $23.6 million in first quarter 2008, a drop of 33.5% primarily due to lower average AUM.

-	Our closed-end fund revenues fell 49.6% to $5.8 million in the first quarter 2009 from $11.5 million in 2008 on lower AUM.

-	Institutional and high net worth separate account revenues, which are based primarily upon prior quarter-end AUM, decreased 36.8% to $13.2 million from $20.9 million in first quarter 2008.

-	Investment partnership revenues were $0.5 million, a decrease of $0.3 million or 37.5% from $0.8 million in 2008.

Commission revenues from our institutional research affiliate, Gabelli & Company, Inc., were $3.7 million in the first quarter 2009, up 12.1% from the first quarter 2008 reflecting an expanded client base attributable to increased sales and trade execution as well as the success of our research product offerings.

Mutual fund distribution fees and other income were $4.5 million for the first quarter 2009, a decrease of $1.9 million, or 29.7% from the prior year quarter of $6.4 million.  The main driver of this decrease was lower average assets in our open-end equity funds that generate distribution fees.

Operating Margin

For the first quarter 2009, the operating margin before management fee was 29.6%, versus 37.9% in the first quarter of 2008.

We have been examining our entire cost structure, both fixed and variable.  We have made progress in reducing expenses, but have more work to do in the second quarter.

Other Income / (Expense)

Other income/(expense) (net of interest expense) was income of $0.7 million in the first quarter 2009 versus an expense of $5.6 million in the prior year’s first quarter.

Income Taxes

The effective tax rate for the three months ended March 31, 2009 was 32.7%, compared to the prior year’s effective rate of 41.6%.  The current year’s rate includes a reduction to prior period income tax reserves while the prior year’s effective rate included an adjustment relating to the deductibility of a legal settlement.

Investment Highlights

-	Morningstar rates 14 of the mutual funds that we distribute five or four stars overall as of March 31, 2009. Please see appendix A at page 9 for a list.

-
A Wall Street Journal article on April 6, 2009 titled Winning = Losing featured the Gabelli ABC Fund (GABCX) as the best performing fund, at least three years old, for the 12 months ended March 31, 2009 with a loss of 1.2%.  As of March 31, 2009, according to Morningstar, the Gabelli ABC Fund ranked #1 out of 2,324 domestic equity funds for the 1-year period, #1 out of 2,324 funds for the 3-year period, #4 out of 2,032 funds for the 5-year period and #136 out of 1,331 funds for the 10-year period among funds at least 3 years old.  The 1, 5 and 10 year return of the Gabelli ABC Fund through March 31, 2009 was -1.20%, 4.54% and 5.25%, respectively.  The current expense ratio is 0.64% for the Class AAA shares.

-
On January 20, 2009, a Wall Street Journal SmartMoney Fund Screen report titled Longtime Performers featured the Gabelli Small Cap Growth Fund (GABSX) and Gabelli Asset Fund (GABAX) among twelve funds using the following criteria: the funds must first have an average annual return of 11% or more since the day they opened their doors... performance track records during the trailing three-, five- and 10-year periods that put each fund in the top 25% of their respective categories…criteria dealing with manager tenure and fees… a minimum investment under $5,000… open to new money... charge less than a 1.5% expense ratio.  Through March 31, 2009 the 1, 5 and 10 year return for the Gabelli Small Cap Growth Fund was -33.50%, -0.73% and 6.54%, respectively.  Through March 31, 2009 the 1, 5 and 10 year return for the Gabelli Asset Fund was -38.78%, -2.34% and 2.08%, respectively.  The current expense ratio for the Gabelli Small Cap Growth Fund and the Gabelli Asset Fund is 1.45% and 1.38%, respectively, for the Class AAA shares.

-
A New York Times article, Three Who Steered Away From the Cliff, in the Sunday, January 11, 2009 edition featured the Gabelli ABC fund (GABCX), stating: “The managers of three of the better-performing funds in the fourth quarter found refuge in far-flung places and divergent strategies.”

-	The Gabelli ABC fund (GABCX) was named in a BARRON’S article on January 9, 2009 highlighting mutual-fund research house Morningstar’s top 10 performing funds for 2008.

The average annual returns and total returns shown above are historical and reflect changes in share price, reinvested dividends and capital gains and are net of expenses.  Investment returns and the principal value of an investment will fluctuate.  When shares are redeemed, they may be worth more or less than their original cost.  As a non-diversified fund, the Gabelli ABC Fund may have a larger portion of its assets in a single issuer than a more diversified fund.  Because the fund invests in announced mergers and acquisitions, the Fund is subject to the risk that the announced merger or acquisition may not be completed, may be negotiated at a less attractive price, or may not close on the expected date.  Securities of smaller companies present greater risk than securities of larger, more established companies.  The stocks of smaller companies may trade less frequently and experience more abrupt price movements than stocks of larger companies.  Stocks are subject to market, economic and business risks that cause their prices to fluctuate.  Call 1-800-GABELLI for performance as of the most recent month-end.

Business Highlights

-
In February 2009, The Gabelli Global Deal Fund (NYSE: GDL) raised $96 million through a rights offering in which shareholders received one transferable right for each common share held on the record date of December 19, 2008.  Holders of ten rights were entitled to purchase one newly issued Series A Cumulative Callable Preferred Share at the subscription price of $50.00 per share.

-
In February, George A. Froley, III, CFA joined us as a consultant to our convertible strategies and to complement our marketing and sales functions.  George is the founder and former Chairman of Froley, Revy Investments Co., Inc., a Chartered Financial Analyst and a Chartered Investment Counselor.  Mr. Froley holds a BA from UCLA and an MBA from the Graduate School of Management at UCLA, now known as The Anderson School.

Other Financial Highlights

Statement of Financial Condition – Liquidity and Flexibility

Our liquid balance sheet, coupled with investment grade credit ratings from both Moody’s and Standard & Poor’s, provides access to financial markets and the flexibility to opportunistically add operating resources to our firm, repurchase our stock and consider strategic initiatives, including acquisitions and lift-outs.

We ended the quarter with approximately $644.9 million in cash and investments versus $638.5 million at year-end.  This included approximately $75.5 million of our investments in The Gabelli Dividend & Income Trust, The Gabelli Global Deal Fund and Westwood Holdings Group, as well as other investments of $8.3 million, all classified as available for sale securities.

 Our debt at March 31, 2009 consisted of $99 million of 5.5% senior notes due May 2013, a $40 million 6% convertible note due August 2011 and a $60 million 6.5% convertible note due October 2018.  We had adjusted cash and investments in securities, net of debt, noncontrolling interest and mandatorily redeemable shares of $15.76 per share on March 31, 2009 compared with $15.47 per share on December 31, 2008.  We caution that this metric, while correct from a mathematical point of view, is not always the same as investors would view cash-on-hand.

The shelf registration filed by GAMCO Investors, Inc. in the third quarter 2006 provides GAMCO with the flexibility of issuing any combination of senior and subordinate debt securities, convertible debt securities and equity securities (including common and preferred securities) up to a total amount of $520 million.

Book value was $450.6 million or $16.24 per share on March 31, 2009 compared to $440.2 million or $15.86 per share on December 31, 2008.

Shareholder Compensation

Dividends

On February 3, 2009, our Board of Directors declared a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on March 31, 2009 to shareholders of record on March 17, 2009.  We returned $0.8 million and $0.9 million in dividends during the first quarter of 2009 and 2008, respectively.

GAMCO announced that on May 5, 2009 its Board of Directors declared a quarterly dividend of $.03 per share to all of its Class A and Class B shareholders, payable on June 30, 2009 to shareholders of record on June 16, 2009.

Stockholders’ Equity

In the first quarter of 2009, we did not repurchase any of the Company’s shares.

Since our IPO of six million shares at a price of $17.50 per share in 1999, the Company has repurchased a total of 6,052,583 shares at an average price of $39.77 per share and has paid cumulative dividends of $146.6 million.

Shares outstanding on March 31, 2009 were 27.8 million, largely unchanged from the December 31, 2008 shares of 27.7 million and 0.6 million shares, or 2.1%, below the 28.4 million shares outstanding on March 31, 2008.  The decline in the outstanding shares from March 2008 to March 2009 primarily reflects open market repurchases of 687,936 shares.  Fully diluted shares outstanding for the first quarter of 2009 were 27.4 million, versus fourth quarter 2008’s level of 27.5 million and first quarter 2008’s level of 28.3 million.

Noncontrolling interests

        Effective January 1, 2009, the Company adopted new accounting guidance which now discloses noncontrolling interests, formerly referred to as minority interest, in three different line items in the statements of financial condition, depending on their characteristics.  Noncontrolling interests that are mandatorily redeemable upon a certain date or event occurring are classified as liabilities.  Noncontrolling interests that are redeemable at the option of the holder are classified as redeemable noncontrolling interests in the mezzanine section between liabilities and stockholders’ equity.  All other noncontrolling interests are classified as equity and are disclosed within the stockholders’ equity section, separately from GAMCO Investors, Inc’s portion of equity.  Prior periods have been recast in the same manner.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
	3/31/09	12/31/08	3/31/08
Cash and cash equivalents	$393.9	$333.3	$280.8
Investments (trading)	156.4	214.5	281.6
Total cash and investments (trading)	550.3	547.8	562.4
Net amounts receivable from/(payable to) brokers	10.8	14.6	9.8
Adjusted cash and investments (trading)	561.1	562.4	572.2
Investments (available for sale)	83.8	76.1	126.2
Total adjusted cash and investments	$644.9	$638.5	$698.4

We believe adjusted cash and investments is a more useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable from/(payable to) brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period-end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the “Company”) as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table V.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows (millions):

Table I:
Mutual Funds:	March 31, 2009	March 31, 2008	% Inc.(Dec.)
Open-end	$5,627	$9,042	(37.8)
Closed-end	3,359	5,762	(41.7)
Money Market	1,794	1,431	25.4
Total Mutual Funds	10,780	16,235	(33.6)
Institutional & PWM:
Equities: direct	6,227	9,746	(36.1)
Equities: sub-advisory	1,202	1,887	(36.3)
Fixed Income	21	2	n/m
Total Institutional & PWM	7,450	11,635	(36.0)
Investment Partnerships	265	396	(33.1)
Total Assets Under Management	$18,495	$28,266	(34.6)

Equities	$16,680	$26,833	(37.8)
Fixed Income	1,815	1,433	26.7
Total Assets Under Management	$18,495	$28,266	(34.6)

Note: Teton’s AUM at March 31, 2008 were $431 million and have been excluded from Table I

Table II:	Assets Under Management By Quarter (millions)
						% Increase/(decrease)
Mutual Funds	3/09	12/08	9/08	6/08	3/08	3/08	12/08
Open-end	$5,627	$6,139	$8,015	$9,063	$9,042	(37.8)	(8.3)
Closed-end	3,359	3,792	4,869	5,704	5,762	(41.7)	(11.4)
Money Market	1,794	1,507	1,003	1,153	1,431	25.4	19.0
Total Mutual Funds	10,780	11,438	13,887	15,920	16,235	(33.6)	(5.8)
Institutional & PWM:
Equities: direct	6,227	6,861	8,964	9,564	9,746	(36.1)	(9.2)
Equities: sub-advisory	1,202	1,585	1,964	2,043	1,887	(36.3)	(24.2)
Fixed Income	21	22	19	17	2	n/m	(4.5)
Total Institutional & PWM	7,450	8,468	10,947	11,624	11,635	(36.0)	(12.0)
Investment Partnerships	265	295	340	354	396	(33.1)	(10.2)
Total Assets Under Management	$18,495	$20,201	$25,174	$27,898	$28,266	(34.6)	(8.4)

Note: Teton’s AUM at December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008 were $450 million, $418 million, $434 million and $431 million, respectively and have been excluded from Table II.

Table III: Fund Flows – 1st Quarter 2009 (millions)			Market Appreciation /
	December 31, 2008	Net Cash Flows	(Depreciation)	March 31, 2009
Mutual Funds
Equities	$9,931	$(57)	$(888)	$8,986
Money Market	1,507	285	2	1,794
Total Mutual Funds	11,438	228	(886)	10,780
Institutional & PWM
Equities: direct	6,861	61	(695)	6,227
Equities: sub-advisory	1,585	(217)	(166)	1,202
Fixed Income	22	-	(1)	21
Total Institutional & PWM	8,468	(156)	(862)	7,450
Investment Partnerships	295	(34)	4	265
Total Assets Under Management	$20,201	$38	$(1,744)	$18,495

Note: Teton’s AUM at December 31, 2008 were $450 million and have been excluded from Table III.

Table IV

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,
	2009		2008	% Inc. (Dec.)

Investment advisory and incentive fees	$35,199		$56,841	(38.1%)
Commission revenue	3,650		3,256	12.1
Distribution fees and other income	4,510		6,451	(30.1)

Total revenues	43,359		66,548	(34.8)

Compensation costs	20,785		28,922	(28.1)
Distribution costs	5,422		6,334	(14.4)
Other operating expenses	4,301		6,054	(29.0)

Total expenses	30,508		41,310	(26.1)

Operating income before management fee	12,851		25,238	(49.1)

Investment income / (loss)	3,870		(3,615)	n/m
Interest expense	(3,168)		(2,007)	57.8
Other income / (expense), net	702		(5,622)	n/m

Income before management fee and income taxes	13,553		19,616	(30.9)
Management fee expense	1,349		1,981	(31.9)
Income before income taxes	12,204		17,635	(30.8)
Income taxes expense	3,988		7,326	(45.6)
Net income	8,216		10,309	(20.3)
Net loss attributable to the noncontrolling interests	4		(177)	(102.3)
Net income attributable to GAMCO Investors, Inc.	$8,212		$10,486	(21.7)

Net income attributable to GAMCO Investors, Inc. per share:
Basic	$0.30		$0.37	(18.9)

Diluted	$0.30		$0.37	(18.9)

Weighted average shares outstanding:
Basic	27,379	(a)	28,175	(2.8)

Diluted	27,386		28,277	(3.2%)

Notes:
(a) Shares outstanding at March 31, 2009 were 27,752,214, including 371,000 RSAs.
See GAAP to Non-GAAP reconciliation at page 7.

Table V
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	2009	2008
	1st Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year
Income Statement Data:

Revenues	$43,359	$66,548	$65,424	$62,980	$50,060	$245,012

Expenses	30,508	41,310	41,631	39,967	33,001	155,909

Operating income before management fee	12,851	25,238	23,793	23,013	17,059	89,103

Investment income / (loss)	3,870	(3,615)	4,206	(3,446)	(36,308)	(39,163)
Interest expense	(3,168)	(2,007)	(2,174)	(2,071)	(3,084)	(9,336)
Other income / (expense), net	702	(5,622)	2,032	(5,517)	(39,392)	(48,499)

Income/(loss) before management fee and income taxes	13,553	19,616	25,825	17,496	(22,333)	40,604
Management fee expense/(income)	1,349	1,981	2,586	1,740	(2,221)	4,086
Income/(loss) before income taxes	12,204	17,635	23,239	15,756	(20,112)	36,518
Income tax expense/(benefit)	3,988	7,326	8,719	3,837	(7,559)	12,323
Net income/(loss)	8,216	10,309	14,520	11,919	(12,553)	24,195
Net income/(loss) attributable to the
noncontrolling interests	4	(177)	61	(66)	(489)	(671)
Net income/(loss) attributable to GAMCO Investors, Inc.	$8,212	$10,486	$14,459	$11,985	$(12,064)	$24,866

Net income/(loss) attributable to
GAMCO Investors, Inc. per share:
Basic	$0.30	$0.37	$0.52	$0.43	$(0.44)	$0.89

Diluted	$0.30	$0.37	$0.51	$0.43	$(0.44)	$0.89

Weighted average shares outstanding:
Basic	27,379	28,175	27,948	27,602	27,472	27,805

Diluted	27,386	28,277	28,743	28,400	27,482	27,841

Reconciliation of Non-GAAP
Financial measures to GAAP:
Operating income before management fee	12,851	25,238	23,793	23,013	17,059	89,103
Deduct: management fee expense/(income)	1,349	1,981	2,586	1,740	(2,221)	4,086
Operating income	11,502	23,257	21,207	21,273	19,280	85,017

Operating margin before management fee	29.6%	37.9%	36.4%	36.5%	34.1%	36.4%
Operating margin after management fee	26.5%	34.9%	32.4%	33.8%	38.5%	34.7%

Table VI

GAMCO INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
 (dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2009	2008	2008
	(unaudited)		(unaudited)
ASSETS

Cash and cash equivalents (a)	$ 393,859	$ 333,332	$ 280,796
Investments (a)	243,853	292,199	410,979
Receivable from brokers	12,911	16,460	15,186
Other receivables	15,610	16,233	26,383
Income tax receivable and deferred tax assets	23,913	23,952	6,753
Other assets	15,129	15,458	15,681

Total assets	$ 705,275	$ 697,634	$ 755,778

LIABILITIES AND STOCKHOLDERS' EQUITY

Payable to brokers	$ 2,149	$ 1,857	$ 5,421
Income taxes payable	-	-	10,799
Compensation payable	15,129	15,862	30,278
Securities sold short, not yet purchased	3,570	1,677	3,110
Accrued expenses and other liabilities	28,576	31,237	48,689
Sub-total	49,424	50,633	98,297

5.5% Senior notes (due May 15, 2013)	99,000	99,000	100,000
6.5% Convertible note (due October 2, 2018)	60,000	60,000	-
6% Convertible note (due August 14, 2011)	39,787	39,766	39,706
Total debt	198,787	198,766	139,706
Total liabilities	248,211	249,399	238,003

Redeemable noncontrolling interest	2,327	3,294	4,146

GAMCO Investors, Inc.’s stockholders’ equity	450,586	440,153	507,862
Noncontrolling interest	4,151	4,788	5,767
Total stockholders' equity	454,737	444,941	513,629

Total liabilities and stockholders' equity	$ 705,275	$ 697,634	$ 755,778

(a)
At March 31, 2009 and December 31, 2008, $0.2 million and $62.0 million and $2.1 million and $59.9 million are held in escrow for the Cascade Note and classified as Cash and cash equivalents and Investments, respectively.

Appendix A – Gabelli Funds Morningstar Rating Based on Risk Adjusted returns as of March 31, 2009

	Morningstar	Overall Rating		3 Year Rating		5 Year Rating		10 Year Rating
FUND	Category	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds
Gabelli ABC AAA	Mid-Cap Blend	êêêêê	410	êêêêê	410	êêêêê	326	êêêêê	157
Gabelli Asset AAA	Mid-Cap Blend	êêêê	410	êêêê	410	êêêê	326	êêêê	157
Gabelli Blue Chip Value AAA	Large Value	êêêê	1192	êêêê	1192	êêêê	964	n/a	459
Gabelli Equity Income AAA	Large Value	êêêê	1192	êêêê	1192	êêêê	964	êêêêê	459
Gabelli Small Cap Growth AAA	Small Blend	êêêê	558	êêêêê	558	êêêêê	442	êêêê	220
Gabelli SRI Green AAA	Mid-cap Blend	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Gabelli Utilities AAA	Specialty-Utilities	êêêê	93	êêêêê	93	êêê	76	n/a	50
Gabelli Value A	Mid-Cap Blend	êê	410	êê	410	êê	326	êê	157
Gabelli Woodland Small Cap Value AAA	Small Blend	êêê	558	êêê	558	êêê	442	n/a	220
GAMCO Global Convertible Secs AAA	Convertibles	êê	72	êê	72	êê	67	ê	46
GAMCO Global Growth AAA	World Stock	êêê	529	êêê	529	êêê	425	êê	249
GAMCO Global Opportunity AAA	World Stock	êêê	529	êêê	529	êêêê	425	êêê	249
GAMCO Global Telecommunications AAA	Specialty-Communications	êêêê	37	êêêêê	37	êêêê	34	êêê	13
GAMCO Gold AAA	Specialty-Precious Metals	êêêê	61	êêê	61	êêê	58	êêêê	36
GAMCO Growth AAA	Large Growth	êêê	1491	êêê	1491	êêê	1229	êêê	615
GAMCO International Growth AAA	Foreign Large Growth	êêê	212	êêêê	212	êêê	164	êêê	82
GAMCO Mathers	Conservative Allocation	êêêê	489	êêêêê	489	êêêê	315	êêê	143
GAMCO Westwood Balanced AAA	Moderate Allocation	êêêê	968	êêêê	968	êêêêê	799	êêêê	462
GAMCO Westwood Equity AAA	Large Value	êêêê	1192	êêêê	1192	êêêêê	964	êêêê	459
GAMCO Westwood Income AAA	Moderate Allocation	êê	968	ê	968	êê	799	êêêêê	462
GAMCO Westwood Intermediate AAA	Intermediate-Term Bond	êêêê	993	êêêê	993	êêêê	856	êêê	467
GAMCO Westwood Mighty Mites AAA	Small Value	êêêêê	349	êêêêê	349	êêêêê	269	êêêêê	126
GAMCO Westwood SmallCap Equity AAA	Small Blend	êê	558	êê	558	êêê	442	ê	220
Gabelli Enterprise Mergers & Acquisitions Y	Mid-cap Blend	êêêê	410	êêêê	410	êêêê	326	n/a	157
Comstock Capital Value AAA	Bear Market	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Percent of Rated funds rated 4 or 5 stars		60.87%		60.87%		56.52%		47.37%

The overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with its three, five and ten year (if applicable) Morningstar Rating™
metrics. Data presented reflects past performance, which is no guarantee of future results. © 2008 Morningstar, Inc. All rights Reserved.
Ratings are for Class AAA, A or Y shares only. Other classes may contain different performance characteristics.
For each fund with at least a three year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category recieve 5 stars, the next 22.5% recieve 4 stars, the next 35% recieve 3 stars, the next 22.5% recieve 2 stars, and the bottom 10% recieve 1 star. (Each share class is counted a s a fraction of one fund within this scale and rated separatley, which may cause slight variations in the distribution percentages.) Strong relative performance is not indicative of positive fund returns. 2008 absolute performance for most funds was negative.
Investors should consider the investment objectives, risks, sales charges and expenses of the fund carefully before investing. The prospectus contains more complete information about this and other matters. The prospectus should re read carefully before investing. Distributed by Gabelli & Company, One Corporate Center, Rye, NY 10580
Call 1-800-GABELLI (422-3554) for a prospectus.